Exhibit 99.1

Digital Realty Announces Pricing of Euro-Denominated Bonds

SAN FRANCISCO, CA – January 8, 2020 – Digital Realty (NYSE: DLR), a leading global provider of data center, colocation and interconnection solutions, announced today that Digital Dutch Finco B.V., a wholly owned indirect finance subsidiary of the company’s operating partnership, Digital Realty Trust, L.P., priced an offering of €1.7 billion of Euro-denominated notes with a weighted-average maturity of approximately seven years and a weighted-average coupon of approximately 1.0%.

The notes are comprised of three series, including €300.0 million aggregate principal amount of 0.125% Guaranteed Notes due 2022, €650.0 million aggregate principal amount of 0.625% Guaranteed Notes due 2025 and €750.0 million aggregate principal amount of 1.500% Guaranteed Notes due 2030.

The Euro Notes will be senior unsecured obligations of Digital Dutch Finco B.V. and will be fully and unconditionally guaranteed by the company and the operating partnership. Interest on the 2022 Notes will be payable annually in arrears at a rate of 0.125% per annum from and including January 17, 2020, and the 2022 Notes will mature on October 15, 2022. Interest on the 2025 Notes will be payable annually in arrears at a rate of 0.625% per annum from and including January 17, 2020, and the 2025 Notes will mature on July 15, 2025. Interest on the 2030 Notes will be payable annually in arrears at a rate of 1.500% per annum from and including January 17, 2020, and the 2030 Notes will mature on March 15, 2030. Closing of the offering is expected to occur on January 17, 2020, subject to the satisfaction of customary closing conditions.

The company intends to allocate an amount equal to the net proceeds from the offering of the 2025 Notes and the 2030 Notes to finance or refinance, in whole or in part, recently completed or future green building, energy and resource efficiency and renewable energy projects, including the development and redevelopment of such projects. Pending the allocation of an amount equal to the net proceeds from the 2025 Notes and the 2030 Notes to eligible green projects, all or a portion of an amount equal to the net proceeds from such notes may be used for the repayment, redemption and/or discharge of debt of InterXion Holding N.V. or its subsidiaries and the payment of certain transaction fees and expenses incurred in connection with the previously announced combination with InterXion. The offering is not conditioned upon the completion of the InterXion combination. However, if the InterXion combination is not consummated on or prior to January 27, 2021, or the InterXion purchase agreement is terminated prior to such date, the issuer will be required to redeem all of the 2025 Notes and 2030 Notes at a redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, up to, but not including, the redemption date.

The company intends to use the net proceeds from the offering of the 2022 Notes and, pending the uses described in the previous paragraph, may use the net proceeds from the offering of the 2025 Notes and the 2030 Notes to temporarily repay borrowings outstanding under the operating partnership’s global credit facilities, acquire additional properties or businesses, fund development opportunities, invest in interest-bearing accounts and short-term, interest-bearing securities consistent with the company’s intention to qualify as a REIT for U.S. federal income tax purposes, and to provide for working capital and other general corporate purposes, including potentially for the repayment of other debt or the repurchase, redemption or retirement of outstanding debt or equity securities, or a combination of the foregoing.

The Euro Notes are being sold only outside the United States in reliance on Regulation S under the U.S. Securities Act of 1933, as amended. The Euro Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States or to United States persons (within the meaning of Regulation S under the Securities Act) absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Euro Notes, nor shall there be any offer, solicitation or sale of the Euro Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the timing and consummation of the offering of the Euro Notes and the expected use of the net proceeds. The company can provide no assurances that it will be able to complete the InterXion combination or the offering on the anticipated terms, or at all. For a further list and description of such risks and uncertainties, see the company’s reports and other filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reg S Statement

This communication is not an offer to sell or a solicitation of an offer to buy securities of Digital Realty Trust, Inc. or its subsidiaries. The securities have not been and will not be registered under the Securities Act, or with any securities regulatory authority of any state or other jurisdiction of the United States. Consequently, the securities may not be offered, sold, resold, transferred, delivered or distributed, directly or indirectly, into or within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States. Any offering of the securities will be conducted pursuant to Regulation S under the Securities Act.

Notice to EEA Retail Investors

The Euro Notes are not intended to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (recast) (as amended, the “IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA has been prepared. Offering or selling the Euro Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This communication has been prepared on the basis that any offers or sales of Euro Notes in any Member State of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers or sales of Euro Notes. This communication is not a prospectus for the purposes of the Prospectus Regulation.